Rider Clauses 32 to 44
to be deemed incorporated to the
Bareboat Charter Party
Dated 21st February 2019
(the "Charter")
Between

Bulk Spirit Ltd., as Charterers
and

Goldex Fortune Ltd., as Owners
in respect of the vessel

MV BULK SPIRIT

32.    Delivery
(a) The Charterers shall take delivery of the Vessel under this Charter simultaneously with delivery by the Charterers as sellers to the Owners as buyers under the MOA, and the Owners shall deliver the Vessel to the Charterers under this Charter in the same moment as the Owners take delivery of the Vessel under the MOA.

In the event that the Vessel is not delivered under the MOA or the MOA is cancelled, terminated or rescinded for any reason, this Charter shall automatically terminate without any liability between the parties hereunder.

(b) For the avoidance of doubt, it is acknowledged that the Charterer, at the time of delivery of the Vessel under this Clause 32, owns any bunkers, unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and unused stores and provisions (hereinafter referred to as the "Bunkers") remaining on board the Vessel on the delivery date and as a result the Owner and the Charterer will not settle the Bunkers at the time of delivery of the Vessel under this Charter.

33.	Conditions for delivery
Prior to delivery of the Vessel under this Charter, the parties shall exchange the following documents:

(i)	One (1) original Certificate of Good Standing or Secretarial Certificate, stating all Directors;

(ii)	certified copies of the corporate resolutions of the Owners and the Charterers approving the contents of and the entering into of the Charter and MOA;

(iii)	original, notarised and apostilled Power of Attorney granted by the Owners and the Charterers with respect to the representative(s) at closing and the persons signing this Charter and the MOA;

(iv)	Such other documents as each of the Owner and Charterer may reasonably require.

34.    Vessel’s condition on delivery
The Vessel shall be delivered under this Charter in the same condition and with the same equipment, inventory and spare parts as she is delivered to the Owners under the MOA. The Charterers know the Vessel’s condition at the time of delivery, and expressly agree that the Vessel's condition as delivered under the MOA is acceptable and in accordance with the provisions of this Charter. The Vessel shall be delivered to the Charterers under the Charter strictly "as is/where is", and the Charterers, throughout the Charter period, shall have no claim against the Owners under this Charter or otherwise as a result of the Vessel’s physical condition.

35.    Owners’ Assignment, Performance Guarantee and Quiet Enjoyment Letter
The Owners shall have the right to assign to any and all mortgagees of the Vessel who are banks financing the Vessel any and all of the rights, benefits and interest of the Owners in and to this Charter, including but not limited to assignments of earnings and assignment of this Charter.

The Charterers is entitled to require a quiet enjoyment letter from the financiers of the Owners, in customary form for these transactions, and the Owners shall also agree to issue a quiet enjoyment letter to the Charterers.

Provided no event of default has occurred and is continuing under this Charter, the Owner undertakes that it will not interfere with the quiet use, operation, possession or enjoyment of the Vessel.

The performance of the Chartereres hereunder shall be guaranteed by Pangaea Logistics Solutions Ltd., whereas the performance of the Owners shall be guaranteed by Seven Oceans Co., Ltd. The guarantees shall be in the format attached hereto as appendix B.

36.    Transfer of the Vessel

(a)
Any change of ownership of the Vessel or of the ownership of the Owners during the Charter Period shall require the Charterers' prior written approval which Charterers shall be at full discretion whether to grant of decline.

(b)
Each of the Owners and Charterers shall during the Charter Period be entitled to assign their position under the Charter to another third party entity. Such right shall be subject to (i) the prior written consent of each of the Parties respectively, such consent not be unreasonable withheld, and (ii) that the guarantees granted by Pangaea Logistics Solutions Ltd. and Seven Oceans Co., Ltd. shall continue to remain in full force and effect irrespective of the said assignment(s) under the Charter. Each Party shall bear their own costs related to such assignment.

If, as a result of a change in law relating specifically to the circumstances of the Charterers and/or the Owners after the date of this Charter there would be material adverse economic consequences to the Charterers of them continuing to perform their obligations under the Charter the Charterers shall have the option, to novate this Charter to an Affiliate provided always that, notwithstanding such novation, this Charter would continue on identical terms (save for logical, consequential or mutually agreed amendments) and the Charter Guarantor shall remain jointly and severally liable with such Affiliate to the Owners for performance of all obligations by such Affiliate pursuant to this Charter after such novation.

The Charterers agree and undertake to enter into (and procure that such Affiliate and the Charter Guarantor enter into) or deliver to the Owners any such documents as the Owners (at its sole discretion) shall require in connection with such novation, including but not limited to such additional Security Documents and legal opinions as the Owners may require. Any documented costs or expenses whatsoever (including but not limited to legal costs) arising in relation to such novation and any conditions imposed by the Owners in giving their consent shall be borne by the Charterers.

37.    Charterers’ Purchase Option
Charterers’ option to purchase the Vessel at any time during the Charter, starting from end of 2nd year, or in case of a default hereunder by the Owners or Charterers, at any time during the Charter at following prices or pro rata of the current year:

The Purchase Option Price to be paid to the Owners upon delivery of the Vessel:
The Purchase Option Price = A – [ (A-B) / 365 x C]

Example purchase options after 5 years and 1 month (31 days):

USD 7,770,000 – [(7,700,000-6,450,000)/365 x 31) = USD 7,593,836

Where:
A: the amount indicted below for the end of the year immediately prior to the applicable delivery date;
B: the amount indicted below for the end of the year of such delivery date; and
C: the actual number of days from the beginning of the year to which the delivery date belongs:

(i)	at a price of USD 13,000,000.00 at the date of this Charter;

(ii)	at a price of USD 12,615,000.00 at the end of year 1 of this Charter;

(iii)	at a price of USD 11,400,000.00 at the end of year 2 of this Charter;

(iv)	at a price of USD 10,185,000.00 at the end of year 3 of this Charter;

(v)	at a price of USD 8,900,000.00 at the end of year 4 of this Charter;

(vi)	at a price of USD 7,700,000.00 at the end of year 5 of this Charter;

(vii)	at a price of USD 6,450,000.00 at the end of year 6 of this Charter;

(viii)	at a price of USD 5,250,000.00 at the end of year 7 of this Charter;

In the Event a Default by Owners occurs, and is continuing according to the terms and conditions of this Charter, then the Charterers may exercise its Purchase Option earlier than 24 months after commence of the Charter.

The Charterers must give a minimum of 90 (ninety) days’ notice of their intention to buy the Vessel. The purchase price to be paid to the Owners upon delivery of the Vessel as per Clause 3 of the Memorandum of Agreement attached hereto as Appendix A. The Vessel shall be delivered as soon as possible after expiry of the 90 (ninety) days notice and Owners undertake to render the necessary assistance in order to achieve this. Once the purchase option has been exercised by Charterers, they may not withdraw same.

The Charterers shall accept the Vessel on an "AS IS, WHERE IS" basis and the Owners shall, take such steps to obtain and furnish such documents and take such other actions as the Charterers may reasonably request in order to facilitate the sale and re-registration of the Vessel under such flag as the Charterers may designate.

With respect to such sale, the Owners warrant that the Vessel at such sale shall be free of any encumbrances whatsoever and that the Owners have not committed any act or omission which would impair title to the Vessel and Owners hereby agree to indemnify and hold harmless Charterers in respect of any and all damages, costs, losses, liabilities and expenses whatsoever resulting from any breach of such warranty.

The terms and conditions of the form of the Memorandum of Agreement attached hereto as Appendix A shall govern the purchase of the Vessel as set out in this Clause 37.

Upon completion of such purchase of the Vessel as set out in this Clause 37, the Charter and all further rights and obligations of the parties hereunder (except for indemnities and other obligations that by their nature should survive the termination of this Charter) shall terminate.

38.	Charterer`s Purchase Obligation
In the event the Charterers have not exercised any of their Purchase Options pursuant to the terms of Clause 37, then the Charterers shall be obligated to purchase the Vessel at the end of the eight (8th) year of this Charter at the price of USD 3,875,000.00.  Such Purchase shall be based on the terms and conditions of the Memorandum of Agreement attached hereto as Appendix A.

39.	Insurance
(a)　 For the purposes of this Charter, the term "Total Loss" shall mean any actual or constructive or compromised or agreed or arranged total loss of the Vessel including any such total loss as may arise during a requisition for hire.

(b) The Charterers undertake with the Owners that throughout the Charter Period:-

(i) without prejudice to their obligations under Clause 13 hereof, they will keep the Vessel insured on the basis of the Institute Time Clauses (Hull) (or on such other terms as shall be reasonably acceptable to the Owners and their Mortgagee) with such insurers (including P&I and war risks associations) as shall be reasonably acceptable to the Owners with deductibles reasonably acceptable to the Owners and that any P&I association which is a member of the International Group of P&I Clubs and H&M underwriters with security rating A. The Charterers to provide such rating sheet annually to the owners. Charterers’ current H&M underwriters shall be deemed to be pre-approved (it being agreed and understood by the Charterers that there shall be no element of self-insurance or insurance through captive insurance companies without the prior written consent of the Owners);

(ii) the policies in respect of the insurances against fire and usual marine risks and the policies or entries in respect of the insurances against war risks shall, in each case, be endorsed to the effect that payment of a claim for a Total Loss will be made to the Owners (or the Mortgagees as assignees thereof) (who shall upon the receipt thereof apply the same in the manner described in Clause 39 (e) hereof);

(iii) the Charterers shall procure that duplicates of all cover notes, policies and certificates of entry shall be furnished to the Owners for their custody, upon request;

(iv) the Charterers shall procure that the insurers and the war risk and protection and indemnity associations with which the Vessel is entered shall:

(A) furnish the Owners and Mortgagee with a letter or letter of undertaking in such form as may from time to time be reasonably required by the Owners, and

(B) supply to the Owners such information in relation to the insurances effected, or to be effected, with them as the Owners may from time to time reasonably require; and

(v) the Charterers shall procure that the policies, entries or other instruments evidencing the insurances are endorsed to the effect that the insurers shall give to the Owners not less than ten (10) days prior written notification of any amendment, suspension, cancellation or termination of the insurances, unless subject to any automatic termination/cancellation of cover provisions in the relevant insurances, in which event, if such insurances are automatically terminated/cancelled, Owners shall be advised promptly and Charterers shall immediately procure re-instatement or replacement insurances of those terminated/cancelled insurances.

(c)    Notwithstanding anything to the contrary contained in Clauses 13 and 39 (b) hereof, the Vessel shall be kept insured during the Charter Period in respect of marine and war risks on hull and machinery basis for not less than the total insured value (H&M value, Hull Interest and freight interest) specified in column (b) in the table set out below in respect of the one-yearly period during the Charter Period specified in column (a) (on the assumption that the first such period commenced on the delivery date) against such amount (hereinafter referred to as the "Minimum Insured Value");

(a)	(b)
Year	Minimum Insured Value
1	USD 14,300,000
2	USD 13,000,000
3	USD 11,700,000
4	USD 10,400,000
5	USD 9,100,000
6	USD 7,800,000
7	USD 6,500,000
8	USD 5,250,000

or the market value of the Vessel as between a willing seller and a willing buyer in charter-free condition (the "Market Value"), whichever is the higher. The following shall apply with respect to the Market Value: If Owners consider the Market Value to be higher than the Minimum Insured Value set out in table (b) above, but Charterers have not increased the insurance value compared to the Minimum Insured Value, Owners may, unless the parties agree on the Market Value, request Charterers to obtain a valuation of the Vessel's Market Value from Clarksons Shipbrokers or another reputable shipbroker agreed upon by Owners and Charterers. If the Market Value as determined by the appointed shipbrokers is lower or equal to the Minimum Insured Value at the material time, the costs of valuation to be borne by the Owners. If the Market Value as determined by the appointed shipbrokers is higher than the Minimum Insured Value at the material time, the costs of valuation to be borne by the Charterers, who shall also arrange for the necessary amendment of relevant insurances. Owners may request a valuation no more than once per 12 month period.

(d) If the Vessel becomes a Total Loss or becomes subject to Compulsory Acquisition, the chartering of the Vessel to the Charterers hereunder shall cease and the Charterers shall:-

(i) immediately pay to the Owners all hire, and any other amounts, which have fallen due for payment under this Charter and have not been paid as at up to the date on which the Total Loss or Compulsory Acquisition occurred as described below (the "Date of Loss") together with interest thereon as set out in Clause 11 (f) and shall cease to be under any liability to pay any hire, but not any other amounts, thereafter becoming due and payable under this Charter. All hire and any other amounts prepaid by the Charterers relating to the period after the Date of Loss shall be forthwith refunded by the Owners and any hire paid in advance to be adjusted/reimbursed:

　　 (ii) For the purpose of ascertaining the Date of Loss:-

(A) an actual total loss of the Vessel shall be deemed to have occurred at noon (London time) on the actual date the Vessel was lost but in the event of the date of the loss being unknown the actual total loss shall be deemed to have occurred at noon (London time) on the date on which it is acknowledged by the insurers to have occurred;

(B) a constructive, compromised, agreed, or arranged total loss of the Vessel shall be deemed to have occurred at noon (London time) on the date that notice claiming such a total loss of the Vessel is given to the insurers, or, if the insurers do not admit such a claim, at the date and time at which a total loss is subsequently admitted by the insurers or the date and time adjudged by a competent court of law or arbitration tribunal to have occurred. Either the Owners or, with the prior written consent of the Owners (such consent not to be unreasonably withheld), the Charterers shall be entitled to give notice claiming a constructive total lose but prior to the giving of such notice there shall be consultation between the Charterers and the Owners and the party proposing to give such notice shall be supplied with all such information as such party may request; and

(C) Compulsory Acquisition shall be deemed to have occurred at the time of occurrence of the relevant circumstances described in Clause 25 (b) hereof.

(e) All moneys payable under the insurance effected by the Charterers pursuant to Clauses 13 and 39, or other compensation, in respect of a Total Loss or pursuant to Compulsory Acquisition of the Vessel shall be received in full by the Owners (or the Mortgagees as assignees thereof) and applied by the Owners (or, as the case may be, the Mortgagees):

FIRSTLY, in payment of all the Owners’ or the Charterers’ costs incidental to the collection thereof,

SECONDLY, in or towards payment to the Owners (to the extent that the Owners have not already received the same in full) of a sum equal to the Purchase Option Price as per the table in clause 37 immediately above, for the year in which the Date of Loss occurs and which shall be calculated pro rata per diem,

THIRDLY, the Owners, towards the payment of outstanding amount, if any, of that certain Loan Agreement entered into by and between The Yamaguchi Bank, Ltd. and the Owners, and

FORTHLY, in payment of any surplus to the Charterers by way of compensation for early termination.

(f) In respect of partial losses, any payment by Underwriters not exceeding USD 500,000 shall be paid directly to the Charterers who shall apply the same to effect the repairs in respect of which payment is made. Any moneys in excess of USD 500,000 payable under such insurance other than Total Loss shall be paid to the Charterers subject to the prior written consent of the Owners or the Owners’ bank but such consent shall not be unreasonably withheld. In the absence of such prior written consent the money shall be paid to the Owners or the Owners’ bank.

(g) The provisions of Clauses 13 and 39 hereof shall not apply in any way to the proceeds of any additional insurance cover effected by the Owners and / or the Charterers for their own account and benefit.

40.	Inconsistency

In case of any inconsistency between (i) the standard terms of this Charter and (ii) the amendments and Rider Clauses 32 – 44, the latter shall prevail.

41.        Charterers' Down Payment
In  consideration  of  achieving reduced monthly charter hire payments for the  duration  of  the Charter Period (eight (8) years), the Charterers shall, at the time of delivery of  the  Vessel,  pay to the Owners as prepayment  of  hire  the  sum  of  USD  2,000,000  (the "Charterers' Down Payment").

The Charterers' Down Payment shall be set off against the Purchase Price of the Vessel under the MOA and payment is subject to the delivery of the Vessel to the Owners as "buyers" from the Charterers as "sellers" under the MOA and also delivery of the vessel by the Owners to the Charterers under the Charter.

The Charterers' Down Payment shall be non-refundable except when there is an event of default by Owners  leading  to  Charterers being permanently deprived of the usage of the Vessel (irrespective of whether the Charter is formally terminated or not), in which case the Owners shall refund to the Charterers the amount of USD 20,833.33 per calendar month for each month, counting from the date of Charterers being deprived of the Vessel’s use of the Vessel up to what would have been, but for the deprivation, the end of the 8th year of the charter. Such refund shall be without prejudice to any right or claim the Charterers may have against the Owners as a result of such deprivation of use and/or default or termination.
The Charterers’ Down Payment is subordinated to the first priority mortgage.

42.        Loan Outstanding for Interest Portion
In the charter hire structure set out in Box 22, the Interest Portion shall be calculated by Owner’s Loan Outstanding in the table set out below for,

First Five (5) years: times (1.7% + 3.4%) times Number of days during next hire divided by 360days,

Thereafter: times (1.7% + 3-month USD LIBOR) times Number of days during next hire divided by 360days.

The 3-month USD LIBOR to be used is the one published by ICE LIBOR five (5) banking days prior to the hire payment due date.
Should the 3-month USD LIBOR published by ICE LIBOR turn negative, then zero (0) to be applied in calculation of hire payment.

1st Year	1st Month	13 000 000	2nd Year	13th Month	11 818 182
1st Year	2nd Month	12 901 515	2nd Year	14th Month	11 719 697
1st Year	3rd Month	12 803 030	2nd Year	15th Month	11 621 212
1st Year	4th Month	12 704 545	2nd Year	16th Month	11 522 727
1st Year	5th Month	12 606 061	2nd Year	17th Month	11 424 242
1st Year	6th Month	12 507 576	2nd Year	18th Month	11 325 758
1st Year	7th Month	12 409 091	2nd Year	19th Month	11 227 273
1st Year	8th Month	12 310 606	2nd Year	20th Month	11 128 788
1st Year	9th Month	12 212 121	2nd Year	21st Month	11 030 303
1st Year	10th Month	12 113 636	2nd Year	22nd Month	10 931 818
1st Year	11th Month	12 015 152	2nd Year	23rd Month	10 833 333
1st Year	12th Month	11 916 667	2nd Year	24th Month	10 734 848
3rd Year	25th Month	10 636 364	4th Year	37th Month	9 454 545
3rd Year	26th Month	10 537 879	4th Year	38th Month	9 356 061
3rd Year	27th Month	10 439 394	4th Year	39th Month	9 257 576
3rd Year	28th Month	10 340 909	4th Year	40th Month	9 159 091
3rd Year	29th Month	10 242 424	4th Year	41st Month	9 060 606
3rd Year	30th Month	10 143 939	4th Year	42nd Month	8 962 121
3rd Year	31st Month	10 045 455	4th Year	43rd Month	8 863 636
3rd Year	32nd Month	9 946 970	4th Year	44th Month	8 765 152
3rd Year	33rd Month	9 848 485	4th Year	45th Month	8 666 667
3rd Year	34th Month	9 750 000	4th Year	46th Month	8 568 182
3rd Year	35th Month	9 651 515	4th Year	47th Month	8 469 697
3rd Year	36th Month	9 553 030	4th Year	48th Month	8 371 212
5th Year	49th Month	8 272 727	6th Year	61st Month	7 090 909
5th Year	50th Month	8 174 242	6th Year	62nd Month	6 992 424
5th Year	51st Month	8 075 758	6th Year	63rd Month	6 893 939
5th Year	52nd Month	7 977 273	6th Year	64th Month	6 795 455
5th Year	53rd Month	7 878 788	6th Year	65th Month	6 696 970
5th Year	54th Month	7 780 303	6th Year	66th Month	6 598 485
5th Year	55th Month	7 681 818	6th Year	67th Month	6 500 000
5th Year	56th Month	7 583 333	6th Year	68th Month	6 401 515
5th Year	57th Month	7 484 848	6th Year	69th Month	6 303 030
5th Year	58th Month	7 386 364	6th Year	70th Month	6 204 545
5th Year	59th Month	7 287 879	6th Year	71st Month	6 106 061
5th Year	60th Month	7 189 394	6th Year	72nd Month	6 007 576
7th Year	73rd Month	5 909 091	8th Year	85th Month	4 727 273
7th Year	74th Month	5 810 606	8th Year	86th Month	4 628 788
7th Year	75th Month	5 712 121	8th Year	87th Month	4 530 303
7th Year	76th Month	5 613 636	8th Year	88th Month	4 431 818
7th Year	77th Month	5 515 152	8th Year	89th Month	4 333 333
7th Year	78th Month	5 416 667	8th Year	90th Month	4 234 848
7th Year	79th Month	5 318 182	8th Year	91st Month	4 136 364
7th Year	80th Month	5 219 697	8th Year	92nd Month	4 037 879
7th Year	81st Month	5 121 212	8th Year	93rd Month	3 939 394
7th Year	82nd Month	5 022 727	8th Year	94th Month	3 840 909
7th Year	83rd Month	4 924 242	8th Year	95th Month	3 742 424
7th Year	84th Month	4 825 758	8th Year	96th Month	3 643 939
3 545 455

43.         Charterers’ disclosure
Upon Owners and/or Financiers request, Performance Guarantor to provide audit report every year until charter expire.

44.         Confidentiality
The parties shall keep the negotiations and contents of this Charter and any information they may have received at any time in relation to the business, strategies or financial affairs of the other party in the strictest confidence (collectively, ”Confidential Information”). The parties may nevertheless disclose such Confidential Information (i) when required by law, regulatory rules and regulations, governmental authorities, accounting principles (U.S. GAAP) or relevant stock exchange rules, or (ii) to professional advisers (including, without limitation, legal, accounting and tax advisers) of the parties. This Clause 44 shall survive the termination or expiry of this Charter.

IN WITNESS HEREOF the Owners and the Charterers have signed and executed TWO COPIES of this Agreement the day and year first written.

/s/ Tetsuro Hiruta                        /s/ Gianni DelSignore

GOLDEX FORTUNE LTD.                              BULK SPIRIT LTD.
For the Owners:                                     For the Charterers:
Tetsuro Hiruta                            Gianni DelSignore
President                            Director

List of Appendices:

Appendix A:    Memorandum of Agreement for Repurchase
Appendix B:    Form of performance guarantees